Exhibit 99.1

For Immediate Release | April 24, 2025 | Chico, California

TriCo Bancshares reports first quarter 2025 net income of $26.4 million, diluted EPS of $0.80

1Q25 Financial Highlights
•Net income was $26.4 million or $0.80 per diluted share as compared to $29.0 million or $0.88 per diluted share in the trailing quarter
•Net interest margin (FTE) was 3.73% in the recent quarter, a decrease of 3 basis points over 3.76% in the trailing quarter; net interest income (FTE) was $82.8 million, a decrease of $1.5 million over the trailing quarter
•Loan balances increased $52.3 million or 3.1% (annualized) from the trailing quarter and increased $20.1 million or 0.3% from the same quarter of the prior year
•Deposit balances increased $117.8 million or 5.8% (annualized) from the trailing quarter and increased $217.7 million or 2.7% from the same quarter of the prior year
•Average yield on earning assets was 5.15%, a decrease of 7 basis points over the 5.22% in the trailing quarter; average yield on loans was 5.71%, a decrease of 7 basis points over the 5.78% in the trailing quarter
•Non-interest bearing deposits averaged 30.7% of total deposits during the quarter
•The average cost of total deposits was 1.43%, a decrease of 3 basis points as compared to 1.46% in the trailing quarter, and an increase of 22 basis points from 1.21% in the same quarter of the prior year

Executive Commentary:

“Our first quarter results demonstrate our continued efforts to remain focused on the core business activities of adding customers, growing deposits and originating loans. While normally a seasonally slow lending and deposit quarter, both activities were solid despite a volatile economic environment. In addition, we are proud to announce that we have completed our most recent Community Reinvestment Act (CRA) examination resulting in a rating of Outstanding,” said Rick Smith, President and CEO.

Peter Wiese, EVP and CFO added, “Both net interest margin and net interest income slightly contracted during the quarter as the tail end of Federal Funds rate cuts impacted floating rate earning assets. While interest rates across the yield curve fluctuated significantly during the quarter, we expect continued incremental increases in earning asset yields as well as incremental reductions in funding costs.”

Selected Financial Highlights
•For the quarter ended March 31, 2025, the Company’s return on average assets was 1.09%, while the return on average equity was 8.54%; for the trailing quarter ended December 31, 2024, the Company’s return on average assets was 1.19%, while the return on average equity was 9.30%
•Diluted earnings per share were $0.80 for the first quarter of 2025, compared to $0.88 for the trailing quarter and $0.83 during the first quarter of 2024
•The loan to deposit ratio was 83.13% as of March 31, 2025, as compared to 83.69% for the trailing quarter end
•The efficiency ratio was 60.42% for the quarter ended March 31, 2025, as compared to 59.56% for the trailing quarter as net interest income was impacted by the quarter over quarter reduction in calendar days
•The provision for credit losses was approximately $3.7 million during the quarter ended March 31, 2025, as compared to $1.7 million during the trailing quarter end. The change was attributed to an increase in required reserves totaling $4.9 million on individually evaluated loans and an increase of $1.1 million in reserves for unfunded commitments, which were offset by net recoveries and decreases in qualitative factors attributed to general improvement in economic indicators
•The allowance for credit losses (ACL) to total loans was 1.88% as of March 31, 2025, compared to 1.85% as of the trailing quarter end, and 1.83% as of March 31, 2024. Non-performing assets to total assets were 0.59% on March 31, 2025, as compared to 0.48% as of December 31, 2024, and 0.37% at March 31, 2024. At March 31, 2025, the ACL represented 234% of non-performing loans

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-K for the period ended March 31, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	March 31, 2025	December 31, 2024
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$82,542	$84,090	$(1,548)	(1.8)%
Provision for credit losses	(3,728)	(1,702)	(2,026)	119.0%
Noninterest income	16,073	16,275	(202)	(1.2)%
Noninterest expense	(59,585)	(59,775)	190	(0.3)%
Provision for income taxes	(8,939)	(9,854)	915	(9.3)%
Net income	$26,363	$29,034	$(2,671)	(9.2)%
Diluted earnings per share	$0.80	$0.88	$(0.08)	(9.1)%
Dividends per share	$0.33	$0.33	$—	—%
Weighted average common shares	32,953	32,994	(41)	(0.1)%
Weighted average common shares	33,129	33,162	(33)	(0.1)%
Return on average total assets	1.09%	1.19%
Return on average equity	8.54%	9.30%
Efficiency ratio	60.42%	59.56%

	Three months ended March 31,
(dollars and shares in thousands, except per share data)	2025	2024	$ Change	% Change
Net interest income	$82,542	$82,736	$(194)	(0.2)%
Provision for credit losses	(3,728)	(4,305)	577	(13.4)%
Noninterest income	16,073	15,771	302	1.9%
Noninterest expense	(59,585)	(56,504)	(3,081)	5.5%
Provision for income taxes	(8,939)	(9,949)	1,010	(10.2)%
Net income	$26,363	$27,749	$(1,386)	(5.0)%
Diluted earnings per share	$0.80	$0.83	$(0.03)	(3.6)%
Dividends per share	$0.33	$0.33	$—	—%
Weighted average common shares	32,953	33,245	(292)	(0.9)%
Weighted average common shares	33,129	33,370	(241)	(0.7)%
Return on average total assets	1.09%	1.13%
Return on average equity	8.54%	9.50%
Efficiency ratio	60.42%	57.36%

Balance Sheet Data
Total loans outstanding were $6.8 billion as of March 31, 2025, an increase of $20.1 million or 0.3% over March 31, 2024, and an increase of $52.3 million or 3.1% annualized as compared to the trailing quarter ended December 31, 2024. Investments decreased by $57.5 million and $242.4 million for the three and twelve month periods ended March 31, 2025, respectively, and ended the quarter with a balance of $1.98 billion or 20.2% of total assets. Quarterly average earning assets to quarterly total average assets was 91.8% on March 31, 2025, compared to 92.0% at March 31, 2024. The loan-to-deposit ratio was 83.1% on March 31, 2025, as compared to 85.1% at March 31, 2024. The Company did not utilize brokered deposits during 2025 or 2024 and continues to rely on organic deposit customers and short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $34.6 million during the quarter ended March 31, 2025, as net income of $26.4 million and a $22.1 million decrease in accumulated other comprehensive losses were partially offset by $10.9 million in cash dividends on common stock and $4.1 million in share repurchase activity. As a result, the Company’s book value increased to $38.17 per share at March 31, 2025, compared to $37.03 at December 31, 2024. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $28.73 per share at March 31, 2025, as compared to $27.60 at December 31, 2024. Changes in the fair value of available-for-sale investment securities, net of deferred taxes, continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change

Ending balances	March 31, 2025	December 31, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,819,599	$9,673,728	$145,871	6.0%
Total loans	6,820,774	6,768,523	52,251	3.1
Total investments	1,979,116	2,036,610	(57,494)	(11.3)
Total deposits	8,205,332	8,087,576	117,756	5.8
Total other borrowings	91,706	89,610	2,096	9.4
Loans outstanding increased by $52.3 million or 3.1% on an annualized basis during the quarter ended March 31, 2025. During the quarter, loan originations/draws totaled approximately $357.5 million while payoffs/repayments of loans totaled $321.3 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $487.9 million and $408.5 million, respectively. Origination volume was slightly elevated relative to the comparative period in 2024, despite elevated interest rates and volatility in the economic outlook of potential borrowers. The activity within loan payoffs/repayments remains spread amongst numerous borrowers, regions and loan types.
Investment security balances decreased $57.5 million or 11.3% on an annualized basis during the quarter as a result of net prepayments/maturities of $71.7 million and sales of $30.0 million, and offset by net increases in the market value of securities of $31.4 million and purchases of $14.4 million. Investment security purchases were comprised of fixed rate agency mortgage-backed securities. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.

Deposit balances increased by $117.8 million or 5.8% annualized during the period, primarily due to increases in savings deposit accounts.

Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	March 31, 2025	December 31, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,808,216	$9,725,643	$82,573	3.4%
Total loans	6,776,188	6,720,732	55,456	3.3
Total investments	2,024,668	2,066,437	(41,769)	(8.1)
Total deposits	8,195,793	8,118,663	77,130	3.8
Total other borrowings	89,465	95,202	(5,737)	(24.1)

Year Over Year Balance Sheet Change

Ending balances	As of March 31,			% Change
(dollars in thousands)	2025	2024	$ Change
Total assets	$9,819,599	$9,813,767	$5,832	0.1%
Total loans	6,820,774	6,800,695	20,079	0.3
Total investments	1,979,116	2,221,555	(242,439)	(10.9)
Total deposits	8,205,332	7,987,658	217,674	2.7
Total other borrowings	91,706	392,409	(300,703)	(76.6)

Net Interest Income and Net Interest Margin
The Company's yield on loans for the first quarter was 5.71%, a decrease of 1 and 7 basis points, respectively, as compared to 5.72% for the period ended March 31, 2024, and 5.78% from the trailing quarter. The tax equivalent yield on the Company's investment security portfolio was 3.39% for the quarter ended March 31, 2025, an increase of 1 basis point from the 3.38% for both the three months ended March 31, 2024 and from the trailing quarter. The cost of total interest-bearing deposits increased by 23 basis points, while the costs of total interest-bearing liabilities decreased by 6 basis points, respectively, between the three-month periods ended March 31, 2025 and 2024. As compared to the trailing quarter, both interest-bearing deposits and interest-bearing liabilities declined by 9 basis points. There were no changes to short-term rates by the FOMC during the current quarter, following 100 basis points in cuts during the fourth quarter in 2024. The fully tax-equivalent net interest income and net interest margin was $82.8 million and 3.73%, respectively, for the quarter ended March 31, 2025, and was $84.4 million and 3.76%, respectively for the quarter ended December 31, 2024. More specifically, net interest rate spread improved by 2 basis points to 2.97% for the quarter ended March 31, 2025 as compared to the trailing quarter, while the net interest margin declined by 3 basis points due in large part to the impact of the day count between quarters.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of March 31, 2025, December 31, 2024, and March 31, 2024, deposits priced utilizing these customized strategies totaled $0.93 billion, $1.05 billion, and $1.4 billion and carried weighted average rates of 3.43%, 3.59% and 3.75%, respectively.

	Three months ended
	March 31, 2025	December 31, 2024
(dollars in thousands)			Change	% Change
Interest income	$114,077	$116,842	$(2,765)	(2.4)%
Interest expense	(31,535)	(32,752)	1,217	(3.7)%
Fully tax-equivalent adjustment (FTE) (1)	265	266	(1)	(0.4)%
Net interest income (FTE)	$82,807	$84,356	$(1,549)	(1.8)%
Net interest margin (FTE)	3.73%	3.76%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,995	$1,129	$866	76.7%
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	3.71%	(0.07)%

	Three months ended March 31,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$114,077	$115,417	$(1,340)	(1.2)%
Interest expense	(31,535)	(32,681)	1,146	(3.5)%
Fully tax-equivalent adjustment (FTE) (1)	265	275	(10)	(3.6)%
Net interest income (FTE)	$82,807	$83,011	$(204)	(0.2)%
Net interest margin (FTE)	3.73%	3.68%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,995	$1,332	$663	49.8%
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	3.62%	0.02%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change In Net Interest Margin On Earning Assets

	Three months ended			Three months ended			Three months ended
(dollars in thousands)	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,776,188	$95,378	5.71%	$6,720,732	$97,692	5.78%	$6,785,840	$96,485	5.72%
Investments-taxable	1,891,280	15,752	3.38%	1,932,839	16,413	3.38%	2,127,420	17,829	3.37%
Investments-nontaxable (1)	133,388	1,149	3.49%	133,598	1,152	3.43%	138,900	1,192	3.45%
Total investments	2,024,668	16,901	3.39%	2,066,437	17,565	3.38%	2,266,320	19,021	3.38%
Cash at Fed Reserve and other banks	206,591	2,063	4.05%	144,908	1,851	5.08%	14,377	186	5.20%
Total earning assets	9,007,447	114,342	5.15%	8,932,077	117,108	5.22%	9,066,537	115,692	5.13%
Other assets, net	800,769			793,566			789,260
Total assets	$9,808,216			$9,725,643			$9,855,797
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,830,315	$6,221	1.38%	$1,723,059	$5,704	1.32%	$1,710,844	$4,947	1.16%
Savings deposits	2,730,262	12,198	1.81%	2,699,084	12,666	1.87%	2,651,917	10,900	1.65%
Time deposits	1,120,843	10,446	3.78%	1,111,024	11,518	4.12%	811,894	7,682	3.81%
Total interest-bearing deposits	5,681,420	28,865	2.06%	5,533,167	29,888	2.15%	5,174,655	23,529	1.83%
Other borrowings	89,465	969	4.39%	95,202	1,066	4.45%	584,696	7,378	5.08%
Junior subordinated debt	101,201	1,701	6.82%	101,173	1,798	7.07%	101,106	1,774	7.06%
Total interest-bearing liabilities	5,872,086	31,535	2.18%	5,729,542	32,752	2.27%	5,860,457	32,681	2.24%
Noninterest-bearing deposits	2,514,373			2,585,496			2,646,389
Other liabilities	169,763			169,083			174,359
Shareholders’ equity	1,251,994			1,241,522			1,174,592
Total liabilities and shareholders’ equity	$9,808,216			$9,725,643			$9,855,797
Net interest rate spread (1) (2)			2.97%			2.95%			2.89%
Net interest income and margin (1) (3)		$82,807	3.73%		$84,356	3.76%		$83,011	3.68%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended March 31, 2025, decreased $1.6 million or 1.8% to $82.8 million compared to $84.4 million during the three months ended December 31, 2024. Net interest margin totaled 3.73% for the three months ended March 31, 2025, a decrease of 3 basis points from the trailing quarter. The decrease in net interest income is primarily attributed to a $2.8 million decline in interest income on earning assets, led by a reduction in loan income of $2.3 million, primarily related to the impact of rate cuts in the trailing quarter on variable rate loans. The decline in interest income was partially offset by reductions in interest expense on interest-bearing liabilities of $1.2 million as compared to the trailing quarter, primarily attributed to a decrease of $1.0 million in deposit interest expense also attributable to a reduction in rates.

As compared to the same quarter in the prior year, average loan yields decreased 1 basis points from 5.72% during the three months ended March 31, 2024, to 5.71% during the three months ended March 31, 2025. The accretion of discounts from acquired loans added 12 basis points and 8 basis points to loan yields during the quarters ended March 31, 2025 and March 31, 2024, respectively. The cost of interest-bearing deposits increased by 23 basis points between the quarter ended March 31, 2025, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $132.0 million from the three-month average for the period ended March 31, 2024 amidst a continued migration of customer funds to interest-bearing products.

For the quarter ended March 31, 2025, the ratio of average total noninterest-bearing deposits to total average deposits was 30.7%, as compared to 31.8% and 33.8% for the quarters ended December 31, 2024 and March 31, 2024, respectively.

Interest Rates and Earning Asset Composition

As of March 31, 2025, the Company's loan portfolio consisted of approximately $6.8 billion in outstanding principal with a weighted average coupon rate of 5.50%. During the three-month periods ending March 31, 2025, December 31, 2024, and March 31, 2024, the weighted average coupon on loan production in the quarter was 6.96%, 6.94% and 7.78%, respectively. Included in the March 31, 2025 total loans balance are adjustable rate loans totaling $4.3 billion, of which, $0.9 billion are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $302.5 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended March 31, 2025, the Company recorded a provision for credit losses of $3.7 million, as compared to $1.7 million during the trailing quarter, and $4.3 million during the first quarter of 2024.

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Addition to allowance for credit losses	2,663	1,812	4,015
Addition to (reversal of) reserve for unfunded loan commitments	1,065	(110)	290
Total provision for credit losses	3,728	1,702	4,305
The provision for credit losses on loans of $2.7 million recorded during the current quarter resulted from a net increase of $4.9 million in reserves on individually evaluated loans or loan relationships, which were partially offset by net recoveries ($0.3 million) and decreases in qualitative factors attributed to general improvement in observable economic indicators.
The $4.9 million increase in individually evaluated reserves was largely attributed to the migration of previously identified criticized credits that have more recently transitioned to an elevated risk grade and / or non-accrual status. Management believes the provisioning for these individually analyzed credits is sufficient relative to expected future charge-offs, if any. As it relates to improvements in general economic indicators, Management notes that through the end of the current quarter, actual and forecasted trends including, but not limited to, unemployment, gross domestic product, and corporate borrowing rates continued to evidence stability and were supportive of general economic expansion, relative to the trailing period ended December 31, 2024, which is aligned with the Company's direct experiences with borrowers.
The allowance for credit losses (ACL) was $128.4 million or 1.88% of total loans as of March 31, 2025. The Company utilizes forecast data that continues to evolve, but included an improving outlook for both unemployment and GDP, among other factors, leading up to the balance sheet date. Core inflation is observed as stabilized rather than decreasing and prices remain elevated relative to wage increases, as reflected by higher living costs such as housing, energy and general services. Possible steepening of the yield curve or actions by the Federal Reserve to cut rates during 2025 and beyond may help further improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to monetary policy assumptions. Furthermore, geopolitical policy risks remain elevated, which may lead to further negative effects on domestic economic outcomes. The uncertainties related to the nature, duration and potential economic impact of proposed tariffs, present challenges in correlating potential improvement of credit risks within the Company's loan portfolio. Therefore, in conjunction with most economists' belief that tariffs will have a generally negative impact on the economy as a whole, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Balance, beginning of period	$125,366	$121,522
Provision for credit losses	2,663	4,015
Loans charged-off	(374)	(1,275)
Recoveries of previously charged-off loans	768	132
Balance, end of period	$128,423	$124,394

Loans past due 30 days or more increased by $12.0 million during the quarter ended March 31, 2025, to $44.8 million, as compared to $32.7 million at December 31, 2024. The majority of loans identified as past due are well-secured by collateral, and approximately $27.8 million are less than 90 days delinquent. Non-performing loans were $54.9 million at March 31, 2025, an increase of $10.8 million from $44.1 million as of December 31, 2024, and an increase of $20.6 million from $34.2 million as of March 31, 2024. Management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Of the $54.9 million loans designated as non-performing as of March 31, 2025, approximately $19.0 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

	March 31,	% of Loans Outstanding	December 31,	% of Loans Outstanding	March 31,	% of Loans Outstanding
(dollars in thousands)	2025		2024		2024
Risk Rating:
Pass	$6,582,345	96.5%	$6,539,560	96.6%	$6,616,294	97.3%
Special Mention	106,243	1.6%	110,935	1.6%	108,073	1.6%
Substandard	132,186	1.9%	118,028	1.7%	76,328	1.1%
Total	$6,820,774		$6,768,523		$6,800,695

Classified loans to total loans	1.94%		1.74%		1.12%
Loans past due 30+ days to total loans	0.66%		0.48%		0.24%
The ratio of classified loans to total loans of 1.94% as of March 31, 2025, increased 20 basis points from December 31, 2024, and increased 82 basis points from the comparative quarter ended 2024. The change in criticized loans outstanding as compared to the trailing quarter totaled $9.5 million. The Company's combined criticized loan balances totaled $238.4 million as of March 31, 2025, an increase of $54.0 million from March 31, 2024. Loans with the risk grade classification substandard increased by $14.2 million over the trailing quarter without any material changes in the mix of underlying collateral type.
Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of March 31, 2025, other real estate owned consisted of 9 properties with a carrying value of approximately $2.7 million, compared to 10 properties with a carrying value of approximately $2.8 million as of December 31, 2024. Non-performing assets of $57.5 million at March 31, 2025, represented 0.59% of total assets, a change from $46.9 million or 0.48% and $36.7 million or 0.37% as of December 31, 2024 and March 31, 2024, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of March 31, 2025		As of December 31, 2024		As of March 31, 2024
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$39,670	1.68%	$37,229	1.60%	$36,687	1.65%
CRE - Owner Occupied	12,169	1.23%	15,747	1.64%	16,111	1.65%
Multifamily	15,604	1.52%	15,913	1.55%	15,682	1.60%
Farmland	4,737	1.81%	3,960	1.49%	3,695	1.39%
Total commercial real estate loans	72,180	1.56%	72,849	1.59%	72,175	1.62%
Consumer:
SFR 1-4 1st Liens	10,996	1.29%	14,227	1.65%	14,140	1.60%
SFR HELOCs and Junior Liens	11,650	3.12%	10,411	2.86%	9,942	2.88%
Other	2,893	5.19%	2,825	4.87%	3,359	4.48%
Total consumer loans	25,539	1.99%	27,463	2.14%	27,441	2.10%

Commercial and Industrial	17,561	3.84%	14,397	3.05%	11,867	2.16%
Construction	10,346	3.47%	7,224	2.58%	9,162	2.63%
Agricultural Production	2,768	1.91%	3,403	2.24%	3,708	2.55%
Leases	28	0.44%	30	0.44%	41	0.44%
Allowance for credit losses	128,422	1.88%	125,366	1.85%	124,394	1.83%
Reserve for unfunded loan commitments	7,065		6,000		6,140
Total allowance for credit losses	$135,487	1.99%	$131,366	1.94%	$130,534	1.92%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements, which are expected to be amortized over the life of the loans. As of March 31, 2025, the unamortized discount associated with acquired loans totaled $18.3 million, which, when combined with the total allowance for credit losses above, represents 2.25% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	Change	% Change
ATM and interchange fees	$6,106	$6,306	$(200)	(3.2)%
Service charges on deposit accounts	4,914	4,962	(48)	(1.0)%
Other service fees	1,359	1,425	(66)	(4.6)%
Mortgage banking service fees	439	434	5	1.2%
Change in value of mortgage servicing rights	(140)	(12)	(128)	1,066.7%
Total service charges and fees	12,678	13,115	(437)	(3.3)%
Increase in cash value of life insurance	820	837	(17)	(2.0)%
Asset management and commission income	1,488	1,584	(96)	(6.1)%
Gain on sale of loans	344	334	10	3.0%
Lease brokerage income	66	78	(12)	(15.4)%
Sale of customer checks	345	300	45	15.0%
(Loss) gain on sale or exchange of investment securities	(1,146)	—	(1,146)	n/m
(Loss) gain on marketable equity securities	39	(81)	120	148.1%
Other income	1,439	108	1,331	1,232.4%
Total other non-interest income	3,395	3,160	235	7.4%
Total non-interest income	$16,073	$16,275	$(202)	(1.2)%
Total non-interest income decreased $0.2 million or 1.2% to $16.1 million during the three months ended March 31, 2025, compared to $16.3 million during the quarter ended December 31, 2024. The Company incurred $1.1 million in losses related to the sale of investment securities during the quarter on proceeds totaling $30.0 million, offset by excess cash flows from death benefit proceeds of $1.2 million recorded within other income. Additionally, service charge and fee income declined by $0.3 million during the quarter, as transactional interchange and service fee volume tends to decline against the elevated consumer spending levels usually observed during the fourth quarter.

	Three months ended March 31,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$6,106	$6,169	$(63)	(1.0)%
Service charges on deposit accounts	4,914	4,663	251	5.4%
Other service fees	1,359	1,366	(7)	(0.5)%
Mortgage banking service fees	439	428	11	2.6%
Change in value of mortgage servicing rights	(140)	11	(151)	(1,372.7)%
Total service charges and fees	12,678	12,637	41	0.3%
Increase in cash value of life insurance	820	803	17	2.1%
Asset management and commission income	1,488	1,128	360	31.9%
Gain on sale of loans	344	261	83	31.8%
Lease brokerage income	66	161	(95)	(59.0)%
Sale of customer checks	345	312	33	10.6%
(Loss) gain on sale or exchange of investment securities	(1,146)	—	(1,146)	n/m
(Loss) gain on marketable equity securities	39	(28)	67	239.3%
Other income	1,439	497	942	189.5%
Total other non-interest income	3,395	3,134	261	8.3%
Total non-interest income	$16,073	$15,771	$302	1.9%
Non-interest income increased $0.3 million or 1.9% to $16.1 million during the three months ended March 31, 2025, compared to $15.8 million during the comparative quarter ended March 31, 2024. Elevated activity and volumes of assets under management drove an increase in asset management and commission income totaling $0.4 million or 31.9%. All other notable changes in non-interest income during the current quarter are described above.

Non-interest Expense

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	Change	% Change
Base salaries, net of deferred loan origination costs	$25,401	$24,583	$818	3.3%
Incentive compensation	4,038	4,568	(530)	(11.6)%
Benefits and other compensation costs	7,416	6,175	1,241	20.1%
Total salaries and benefits expense	36,855	35,326	1,529	4.3%
Occupancy	4,077	4,206	(129)	(3.1)%
Data processing and software	5,058	5,493	(435)	(7.9)%
Equipment	1,284	1,364	(80)	(5.9)%
Intangible amortization	514	1,030	(516)	(50.1)%
Advertising	1,204	1,118	86	7.7%
ATM and POS network charges	1,851	1,791	60	3.4%
Professional fees	1,518	1,747	(229)	(13.1)%
Telecommunications	488	477	11	2.3%
Regulatory assessments and insurance	1,283	1,300	(17)	(1.3)%
Postage	320	346	(26)	(7.5)%
Operational loss	424	482	(58)	(12.0)%
Courier service	488	538	(50)	(9.3)%
(Gain) loss on sale or acquisition of foreclosed assets	(3)	(61)	58	(95.1)%
(Gain) loss on disposal of fixed assets	85	7	78	1,114.3%
Other miscellaneous expense	4,139	4,611	(472)	(10.2)%
Total other non-interest expense	22,730	24,449	(1,719)	(7.0)%
Total non-interest expense	$59,585	$59,775	$(190)	(0.3)%
Average full-time equivalent staff	1,194	1,172	22	1.9%
Total non-interest expense for the quarter ended March 31, 2025, decreased $0.2 million or 0.3% to $59.6 million as compared to $59.8 million during the trailing quarter ended December 31, 2024. Total salaries and benefits expense, the largest non-interest expense component, increased by $1.5 million or 4.3%, due to increases in headcount within targeted growth markets aligned with the Company's organic growth objectives, the seasonal impacts associated with the start of a new payroll tax calendar, and decreased production volumes for deposits and loans as compared to the comparable quarter. Other non-interest expense line items evidenced broad based incremental reductions consistent with management's efficiency and scaling initiatives.

	Three months ended March 31,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$25,401	$24,020	$1,381	5.7%
Incentive compensation	4,038	3,257	781	24.0%
Benefits and other compensation costs	7,416	7,027	389	5.5%
Total salaries and benefits expense	36,855	34,304	2,551	7.4%
Occupancy	4,077	3,951	126	3.2%
Data processing and software	5,058	5,107	(49)	(1.0)%
Equipment	1,284	1,356	(72)	(5.3)%
Intangible amortization	514	1,030	(516)	(50.1)%
Advertising	1,204	762	442	58.0%
ATM and POS network charges	1,851	1,661	190	11.4%
Professional fees	1,518	1,340	178	13.3%
Telecommunications	488	511	(23)	(4.5)%
Regulatory assessments and insurance	1,283	1,251	32	2.6%
Postage	320	308	12	3.9%
Operational loss	424	352	72	20.5%
Courier service	488	480	8	1.7%
(Gain) loss on sale or acquisition of foreclosed assets	(3)	(38)	35	(92.1)%
(Gain) loss on disposal of fixed assets	85	5	80	1600.0%
Other miscellaneous expense	4,139	4,124	15	0.4%
Total other non-interest expense	22,730	22,200	530	2.4%
Total non-interest expense	$59,585	$56,504	$3,081	5.5%
Average full-time equivalent staff	1,194	1,188	6	0.5%
Total non-interest expense increased $3.1 million or 5.5% to $59.6 million during the three months ended March 31, 2025, as compared to $56.5 million for the quarter ended March 31, 2024. Total salaries and benefits expense increased by $2.6 million or 7.4%, reflecting the increase of $1.4 million in salaries, largely the result of routine merit increases and more recently strategic hiring focused on loan and deposit production; incentive compensation costs also increased by $0.8 million, reflecting elevated levels of production in both loans and deposits during the first quarter of 2025, as compared to 2024.

Provision for Income Taxes
The Company’s effective tax rate was 25.3% for the quarter ended March 31, 2025, as compared to 25.3% for the quarter ended December 31, 2024, and 26.4% for the quarter ended March 31, 2024. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic, geopolitical, and other challenges and uncertainties, including those related to actual or potential policies and actions from the new U.S. administration, such as tariffs, and reciprocal actions by other countries or regions, significant volatility and disruptions in financial markets, a resurgence of inflation, increases in unemployment rates, increases in interest rates and slowing economic growth or recession in the U.S. and other countries or regions; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions or adverse regulatory findings affecting our ability to successfully market and price our products to consumers; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; the impacts of international hostilities, wars, terrorism or geopolitical events; risks related to the sufficiency of liquidity, including our ability to attract and maintain deposits; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events and their effects on our customers and the economic and business environments in which we operate; current and future economic and market conditions of the local economies in which we conduct operations; declines in housing and commercial real estate prices and changes in the financial performance and/or condition of our borrowers; the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the volatility of the stock market and its impact on our stock price and our ability to conduct acquisitions; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new markets; our future operating or financial performance, including our outlook for future growth; changes in the level and direction of our nonperforming assets and charge-offs and the appropriateness of the allowance for credit losses; the effectiveness of us managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; the vulnerability of our operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom we contract, and our customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the emergence or continuation of widespread health emergencies or pandemics; potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” Section of TriCo’s Annual Report on Form 10-K for the year ended December 31, 2024, Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Revenue and Expense Data
Interest income	$114,077	$116,842	$117,347	$117,032	$115,417
Interest expense	31,535	32,752	34,736	35,035	32,681
Net interest income	82,542	84,090	82,611	81,997	82,736
Provision for credit losses	3,728	1,702	220	405	4,305
Noninterest income:
Service charges and fees	12,678	13,115	12,782	12,796	12,637
(Loss) gain on sale or exchange of investment securities	(1,146)	—	2	(45)	—
Other income	4,541	3,160	3,711	3,115	3,134
Total noninterest income	16,073	16,275	16,495	15,866	15,771
Noninterest expense:
Salaries and benefits	36,855	35,326	35,550	35,401	34,304
Occupancy and equipment	5,361	5,570	5,565	5,393	5,307
Data processing and network	6,909	7,284	6,970	7,081	6,768
Other noninterest expense	10,460	11,595	11,402	10,464	10,125
Total noninterest expense	59,585	59,775	59,487	58,339	56,504
Total income before taxes	35,302	38,888	39,399	39,119	37,698
Provision for income taxes	8,939	9,854	10,348	10,085	9,949
Net income	$26,363	$29,034	$29,051	$29,034	$27,749
Share Data
Basic earnings per share	$0.80	$0.88	$0.88	$0.88	$0.83
Diluted earnings per share	$0.80	$0.88	$0.88	$0.87	$0.83
Dividends per share	$0.33	$0.33	$0.33	$0.33	$0.33
Book value per common share	$38.17	$37.03	$37.55	$35.62	$35.06
Tangible book value per common share (1)	$28.73	$27.60	$28.09	$26.13	$25.60
Shares outstanding	32,892,488	32,970,425	33,000,508	32,989,327	33,168,770
Weighted average shares	32,952,541	32,993,975	32,992,855	33,121,271	33,245,377
Weighted average diluted shares	33,129,161	33,161,715	33,136,858	33,243,955	33,370,118
Credit Quality
Allowance for credit losses to gross loans	1.88%	1.85%	1.85%	1.83%	1.83%
Loans past due 30 days or more	$44,753	$32,711	$37,888	$30,372	$16,474
Total nonperforming loans	$54,854	$44,096	$41,636	$32,774	$34,242
Total nonperforming assets	$57,539	$46,882	$44,400	$35,267	$36,735
Loans charged-off	$374	$722	$444	$1,610	$1,275
Loans recovered	$768	$516	$367	$398	$132
Selected Financial Ratios
Return on average total assets	1.09%	1.19%	1.20%	1.19%	1.13%
Return on average equity	8.54%	9.30%	9.52%	9.99%	9.50%
Average yield on loans	5.71%	5.78%	5.83%	5.82%	5.72%
Average yield on interest-earning assets	5.15%	5.22%	5.26%	5.24%	5.13%
Average rate on interest-bearing deposits	2.06%	2.15%	2.23%	2.14%	1.83%
Average cost of total deposits	1.43%	1.46%	1.52%	1.45%	1.21%
Average cost of total deposits and other borrowings	1.46%	1.50%	1.59%	1.59%	1.47%
Average rate on borrowings & subordinated debt	5.68%	5.80%	5.83%	5.65%	5.35%
Average rate on interest-bearing liabilities	2.18%	2.27%	2.40%	2.39%	2.24%
Net interest margin (fully tax-equivalent) (1)	3.73%	3.76%	3.71%	3.68%	3.68%
Loans to deposits	83.13%	83.69%	83.16%	83.76%	85.14%
Efficiency ratio	60.42%	59.56%	60.02%	59.61%	57.36%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,995	$1,129	$1,018	$850	$1,332
All other loan interest income (1)	$93,383	$96,563	$97,067	$97,379	$95,153
Total loan interest income (1)	$95,378	$97,692	$98,085	$98,229	$96,485

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Cash and due from banks	$308,250	$144,956	$320,114	$206,558	$82,836
Securities, available for sale, net	1,854,998	1,907,494	1,981,960	1,946,167	2,076,494
Securities, held to maturity, net	106,868	111,866	117,259	122,673	127,811
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	2,028	709	1,995	474	1,346
Loans:
Commercial real estate	4,634,446	4,577,632	4,487,524	4,461,111	4,443,768
Consumer	1,279,878	1,281,059	1,283,963	1,300,727	1,303,757
Commercial and industrial	457,189	471,271	484,763	548,625	549,780
Construction	298,319	279,933	276,095	283,374	348,981
Agriculture production	144,588	151,822	144,123	140,239	145,159
Leases	6,354	6,806	7,423	8,450	9,250
Total loans, gross	6,820,774	6,768,523	6,683,891	6,742,526	6,800,695
Allowance for credit losses	(128,423)	(125,366)	(123,760)	(123,517)	(124,394)
Total loans, net	6,692,351	6,643,157	6,560,131	6,619,009	6,676,301
Premises and equipment	70,475	70,287	70,423	70,621	71,001
Cash value of life insurance	134,678	140,149	139,312	138,525	137,695
Accrued interest receivable	32,536	34,810	33,061	35,527	35,783
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	5,918	6,432	7,462	8,492	9,522
Operating leases, right-of-use	22,806	23,529	24,716	25,113	26,240
Other assets	266,999	268,647	245,765	246,548	247,046
Total assets	$9,819,599	$9,673,728	$9,823,890	$9,741,399	$9,813,767
Deposits:
Noninterest-bearing demand deposits	$2,539,109	$2,548,613	$2,547,736	$2,557,063	$2,600,448
Interest-bearing demand deposits	1,778,615	1,758,629	1,708,726	1,791,466	1,742,875
Savings deposits	2,777,840	2,657,849	2,690,045	2,667,006	2,672,537
Time certificates	1,109,768	1,122,485	1,090,584	1,034,695	971,798
Total deposits	8,205,332	8,087,576	8,037,091	8,050,230	7,987,658
Accrued interest payable	9,685	11,501	11,664	12,018	10,224
Operating lease liability	24,657	25,437	26,668	27,122	28,299
Other liabilities	131,478	137,506	141,521	128,063	131,006
Other borrowings	91,706	89,610	266,767	247,773	392,409
Junior subordinated debt	101,222	101,191	101,164	101,143	101,120
Total liabilities	8,564,080	8,452,821	8,584,875	8,566,349	8,650,716
Common stock	692,500	693,462	693,176	691,878	696,464
Retained earnings	693,383	679,907	662,816	644,687	630,954
Accumulated other comprehensive loss, net of tax	(130,364)	(152,462)	(116,977)	(161,515)	(164,367)
Total shareholders’ equity	$1,255,519	$1,220,907	$1,239,015	$1,175,050	$1,163,051
Quarterly Average Balance Data
Average loans	$6,776,188	$6,720,732	$6,690,326	$6,792,303	$6,785,840
Average interest-earning assets	$9,007,447	$8,932,077	$8,892,223	$9,001,674	$9,066,537
Average total assets	$9,808,216	$9,725,643	$9,666,979	$9,782,228	$9,855,797
Average deposits	$8,195,793	$8,118,663	$8,020,936	$8,024,441	$7,821,044
Average borrowings and subordinated debt	$190,666	$196,375	$276,418	$426,732	$685,802
Average total equity	$1,251,994	$1,241,522	$1,214,510	$1,169,324	$1,174,592
Capital Ratio Data
Total risk-based capital ratio	15.8%	15.7%	15.6%	15.2%	15.0%
Tier 1 capital ratio	14.1%	14.0%	13.8%	13.4%	13.2%
Tier 1 common equity ratio	13.3%	13.2%	13.1%	12.7%	12.5%
Tier 1 leverage ratio	11.7%	11.7%	11.6%	11.2%	11.0%
Tangible capital ratio (1)	9.9%	9.7%	9.7%	9.1%	8.9%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,995	$1,129	$1,332
Effect on average loan yield	0.12%	0.06%	0.08%
Effect on net interest margin (FTE)	0.09%	0.05%	0.06%
Net interest margin (FTE)	3.73%	3.76%	3.68%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.64%	3.71%	3.62%

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$26,363	$29,034	$27,749
Exclude provision for income taxes	8,939	9,854	9,949
Exclude provision for credit losses	3,728	1,702	4,305
Net income before income tax and provision expense (Non-GAAP)	$39,030	$40,590	$42,003

Average assets (GAAP)	$9,808,216	$9,725,643	$9,855,797
Average equity (GAAP)	$1,251,994	$1,241,522	$1,174,592

Return on average assets (GAAP) (annualized)	1.09%	1.19%	1.13%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.61%	1.66%	1.71%
Return on average equity (GAAP) (annualized)	8.54%	9.30%	9.50%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	12.64%	13.01%	14.38%

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Return on tangible common equity
Average total shareholders' equity	$1,251,994	$1,241,522	$1,174,592
Exclude average goodwill	304,442	304,442	304,442
Exclude average other intangibles	6,234	7,085	10,037
Average tangible common equity (Non-GAAP)	$941,318	$929,995	$860,113

Net income (GAAP)	$26,363	$29,034	$27,749
Exclude amortization of intangible assets, net of tax effect	362	725	725
Tangible net income available to common shareholders (Non-GAAP)	$26,725	$29,759	$28,474

Return on average equity (GAAP) (annualized)	8.54%	9.30%	9.50%
Return on average tangible common equity (Non-GAAP)	11.51%	12.73%	13.31%

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,255,519	$1,220,907	$1,239,015	$1,175,050	$1,163,051
Exclude goodwill and other intangible assets, net	310,360	310,874	311,904	312,934	313,964
Tangible shareholders' equity (Non-GAAP)	$945,159	$910,033	$927,111	$862,116	$849,087

Total assets (GAAP)	$9,819,599	$9,673,728	$9,823,890	$9,741,399	$9,813,767
Exclude goodwill and other intangible assets, net	310,360	310,874	311,904	312,934	313,964
Total tangible assets (Non-GAAP)	$9,509,239	$9,362,854	$9,511,986	$9,428,465	$9,499,803

Shareholders' equity to total assets (GAAP)	12.79%	12.62%	12.61%	12.06%	11.85%
Tangible shareholders' equity to tangible assets (Non-GAAP)	9.94%	9.72%	9.75%	9.14%	8.94%

	Three months ended
(dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$945,159	$910,033	$927,111	$862,116	$849,087

Common shares outstanding at end of period	32,892,488	32,970,425	33,000,508	32,989,327	33,168,770

Common shareholders' equity (book value) per share (GAAP)	$38.17	$37.03	$37.55	$35.62	$35.06
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$28.73	$27.60	$28.09	$26.13	$25.60